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                                                                       Exhibit 6

[LOGO]               U.S. HEADQUARTERS OFFICE        One Sun Life Executive Park
                                                     Wellesley Hills, MA 02181
                                                     Tel. (781) 237-6030
                                                     Tel. (800) 225-3950

February 10, 1999


Gentlemen:

In my capacity as Product Officer for Sun Life Assurance Company of Canada, I have provided actuarial advice concerning: (a) the preparation of a registration statement for Sun Life of Canada (U.S.) Variable Account G filed on Form S-6 with the Securities Exchange Commission under the Securities Act of 1933 (the "Registration Statement") regarding the offer and sale of flexible premium variable universal life insurance policies (the "Policies"); and (b) the preparation of policy forms for the Policies described in the Registration Statement.

It is my professional opinion that:

     The illustrations of cash surrender values, account values, death benefits and accumulated premiums in the Appendix to the prospectus contained in the Registration Statement, are based on the assumptions stated in the illustrations. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be more favorable to prospective purchasers of Policies aged 45 in the rate classes illustrated than to prospective purchasers of Policies, for males or females, at other ages.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Experts" in the prospectus.

                                   Very truly yours,

                                   /s/ John E. Coleman
                                   John E. Coleman, FSA, MAAA
                                   Product Officer